EXHIBIT 10A(10)1

                             ATLANTIC ELECTRIC
               EXCESS BENEFIT PLAN RETIREMENT INCOME PROGRAM

                           Amendment No. 1995-1

          Atlantic City Electric Company hereby adopts this Amendment No. 1995-1 to the instrument setting forth the Atlantic Electric Excess Benefit Retirement Income Program (the "Program Instrument"). This amendment is adopted pursuant to Section 7 of the Program Instrument.

          1. The following definition is added to Section 1 of the Program Instrument:

               "Change of Control" means that one of
          the following has occurred:

               (i)  when any "person" as defined in Section
          3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in
          Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or

               (ii)  when, during any period of 24
          consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who is not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

               (iii)  upon the occurrence of a transaction
          requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.


          2. The following definition in Section 1 of the Program Instrument is restated to read as follows:

               "Company" means Atlantic City Electric
          Company, except that for purposes of the definition of Change of Control it shall mean
          Atlantic Energy, Inc., and to the extent a participant is employed by Atlantic City
          Electric Company upon the occurrence of an event which constitutes a Change of Control, Atlantic City Electric Company.

          3. Section 2(b) of the Program Instrument is hereby restated to read as follows:

               (b)  Payment of Income.  In the event of
          a Change of Control, the entire Excess
          Benefit Retirement Income payable under this
          Section 2 shall become immediately vested to the extent not already vested. The Excess
          Benefit Retirement Income payable under this
          Section 2 shall be paid in either (a) one lump sum or (b) monthly coincident with the date of benefits under the Retirement Plan;
          provided, however, that a Participant who is to receive monthly benefits under the Retirement Plan may elect to receive a single sum distribution and a Participant who is to receive a single sum distribution under the Retirement Plan may receive a monthly distribution, if the Participant applies to do so at least one year prior to the date on which his benefits hereunder first become payable, and further provided that the Program Administrator determines, in its sole discretion and applying such values and standards as it deems relevant, that it is in the best interest of the Participant.
          Subject to Section 7 of this Program, payment of the Excess Benefit Retirement Income shall be made by the Company. Any entity
          (including the Company) making a payment under this Program may withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable under the Program to the Participant or his beneficiary may be reduced by the amount so withheld. The amount of any single sum distribution of Excess Benefit Retirement
          Income shall be equal to the actuarial
          equivalent of the monthly benefit herein described, computed using the actuarial the Retirement Plan.

          4. Section 7 of the Program Instrument is hereby restated to read as follows:

          SECTION 7.  Change or Termination of the Program.

               In the event of a Change of Control,
          this Program may not be amended. In the absence of a Change of Control, the Company may amend the Program in any respect and at any time; provided, however, that no such amendment shall have the effect of (a) reducing the basis on which the Excess
          Benefit Retirement Income then being paid to any Participant pursuant to the Program, or which might thereafter become payable to the Participant's beneficiary, is computed, or
          (b) reducing the accrued Excess Benefit
          Retirement Income under Section 2 of any active or terminated vested participant of the Plan, unless the Participant or his beneficiary becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company.
               In the event of a Change of Control,
          this Program may not be terminated. In the absence of a Change of Control, the Company may terminate the Program at any time. The
          Excess Benefit Retirement Income then being paid to any Participant under Section 3 shall continue to be paid subject to the terms of the Program and each Participant shall be fully vested in such Participant's accrued
          Excess Benefit Retirement Income under
          Section 2, unless the Participant or his beneficiary becomes entitled to an amount equal to such benefit under another plan or practice adopted by the Company, subject to diminution resulting from any increase in his funded Plan benefit.
               The accrued Excess Benefit Retirement
          Income at any time is the amount contingently payable under Section 2 if all factors used in determining the funded benefit of such active or terminated vested participant of the Plan remained constant under the first date on which such benefit was in pay status.

          5. The amendment made hereby shall be effective as of August 10, 1995.

                              By:______________________


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